                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                       AMERICAN STANDARD COMPANIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       [AMERICAN STANDARD COMPANIES LOGO]

                        American Standard Companies Inc.

                                          Notice of Annual Meeting
                                          of Stockholders and
                                          Proxy Statement

                                          May 6, 1999
                                          DoubleTree Hotel
                                          200 Atrium Drive
                                          Somerset, New Jersey

[AMERICAN STANDARD COMPANIES LOGO]
           Corporate Headquarters
            ------------------------------------------
            One Centennial Avenue
            P.O. Box 6820
            Piscataway, NJ 08855-6820
            Phone 732.980.6000

EMMANUEL A. KAMPOURIS
Chairman, President and
Chief Executive Officer

                                                                  March 29, 1999

Dear Stockholder:

     The Annual Meeting of Stockholders of American Standard Companies Inc. will be held on Thursday, May 6, 1999, at 10:00 A.M. (EDT), at the DoubleTree Hotel, Somerset Ballroom, 200 Atrium Drive, Somerset, New Jersey. We hope that many of our stockholders will be able to attend.

     This will be our fifth Annual Meeting since becoming a public company in February 1995. Your attendance at this meeting will provide you the opportunity to meet with our directors and senior management and hear their report on your Company's recent performance and vision for its future. We will also consider the items of business set forth in the attached formal notice of meeting and proxy statement. Our 1998 Annual Report accompanies this proxy statement.

     If you find you are unable to attend in person, we urge you to participate in the meeting by voting your stock by proxy. You can do so conveniently by filling out and returning the enclosed proxy card.

                                          Sincerely,
                                                /s/ Emmanuel A. Kampouris
                                                  EMMANUEL A. KAMPOURIS
                                                 Chairman, President and
                                                 Chief Executive Officer

American Standard Companies Inc.
--------------------------------------------------------------------------------
      AIR CONDITIONING: Trane(R), American Standard(R); PLUMBING: American
            Standard(R), Ideal Standard(R), Standard(R), Porcher(R);
   Armitage Shanks(R), Dolomite(R); AUTOMOTIVE: WABCO(R); MEDICAL: LARA(TM),
                          Copalis(R) and DiaSorin(TM)

                        AMERICAN STANDARD COMPANIES INC.

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

To The Stockholders of
  AMERICAN STANDARD COMPANIES INC.:

     The Annual Meeting of Stockholders of American Standard Companies Inc. (the "Company") will be held at the DoubleTree Hotel, Somerset Ballroom, 200 Atrium Drive, Somerset, New Jersey, on Thursday, May 6, 1999, at 10:00 A.M. (EDT) to consider and act upon the following:

        1. The election of four Class I Directors with terms expiring at the 2002 Annual Meeting of Stockholders;

        2. Approval of the Company's Long-Term Incentive Compensation Plan.

        3. Ratification of the appointment of Ernst & Young LLP as independent Certified Public Accountants for the year 1999; and

        4. Such other business as may properly come before the meeting.

     Stockholders of record of the Company's Common Stock as of the close of business on March 11, 1999 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the Annual Meeting, at the offices of the Company at One Centennial Avenue, Piscataway, New Jersey. On the date of the Annual Meeting, the list of stockholders will be available at the place of the Annual Meeting.

     In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting fill in, date and sign the enclosed proxy card and promptly return it in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

                                           By order of the Board of Directors,
                                                  /s/ Richard A. Kalaher
                                                    RICHARD A. KALAHER
                                             Vice President, General Counsel
                                                      and Secretary
Piscataway, New Jersey
March 29, 1999

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Standard Companies Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on May 6, 1999 and at any adjournments thereof. The mailing of this Proxy Statement and proxy card is to commence on or about April 5, 1999. The 1998 Annual Report of the Company has been sent to all stockholders together with this Proxy Statement. The time and place of the Annual Meeting is set forth in the Notice that accompanies this Proxy Statement.

                                    GENERAL

     Holders of the Company's common stock, par value $.01 per share (the "Common Stock"), are entitled to one vote per share on the matters to be considered at this Annual Meeting. Only stockholders of record at the close of business on March 11, 1999 will be entitled to vote. At such time 70,363,953 shares of Common Stock were outstanding and entitled to vote. The holders of record of a majority of the shares of Common Stock outstanding on March 11, 1999 will constitute a quorum.

     All shares represented by properly executed proxy cards received in time for the meeting will be voted in accordance with the choices indicated or, if no choice is indicated, will be voted in accordance with the recommendations of the Board of Directors. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the director nominees proposed by the Board of Directors, for approval of the Company's Long-Term Incentive Compensation Plan and for ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the year 1999. Stockholders may strike out the names of proxy holders designated by the Board of Directors on the proxy card and substitute the name of any other person whom they wish to represent them at the meeting. A stockholder may revoke any proxy by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy card bearing a later date with the Secretary of the Company.

     The Company bears the cost of this solicitation. Proxies may be solicited by mail, telephone, by other means of electronic transmission or personally by Directors, officers and regular employees of the Company. The Company will reimburse persons holding stock in their names or in the names of their nominees for expenses of forwarding proxy material to their principals.

     The mailing address of the Company's principal executive office is P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

                                STOCK OWNERSHIP

     Set forth below is the number of shares of Common Stock, the only outstanding voting stock of the Company, beneficially owned as of March 11, 1999 by each director and nominee, each of the executive officers named in the Summary Compensation Table included elsewhere in this Proxy Statement (the "Named Officers"), all directors and executive officers of the Company as a group, and each holder of 5% or more of the outstanding Common Stock.

                                                                 SHARES
                                                              BENEFICIALLY   PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED         CLASS
------------------------------------------------------------   ----------      -----
FMR Corp.(a)................................................    7,739,700      11.01%
Sanford C. Bernstein & Co., Inc.(b).........................    7,513,094      10.69%
Brinson Partners, Inc.(c)...................................    5,300,200       7.54%
Emmanuel A. Kampouris(e)(f).................................    1,327,029       1.88%
Joseph S. Schuchert(d)(e)...................................    1,228,703       1.74%
George H. Kerckhove(e)(f)...................................      394,585       *
Horst Hinrichs(e)(f)........................................      216,567       *
W. Craig Kissel(e)(f).......................................      171,742       *
Fred A. Allardyce(e)(f).....................................      511,165       *
Steven E. Anderson(e).......................................        6,319       *
James F. Hardymon(e)........................................            0       *
Shigeru Mizushima(e)........................................        7,079       *
Roger W. Parsons(e).........................................        6,319       *
J. Danforth Quayle(e).......................................        6,319       *
David M. Roderick(e)........................................       16,319       *
American-Standard Employee Stock Ownership Plan (the
  "ESOP")(f)................................................   11,562,589      16.45%
All directors and executive officers of the Company as a
  group (33 persons, including the foregoing)(f)............    6,484,172       9.22%

---------------
 *  Less than one percent.

(a) In a Schedule 13G dated February 10, 1999, FMR Corp., a Massachusetts corporation and parent holding company ("FMR"), 82 Devonshire Street, Boston, Massachusetts, certain subsidiaries of FMR, and Edward C. Johnson 3rd and Abigail P. Johnson who together with members of their family and trusts for their benefit may be deemed to control FMR, reported dispositive power over all of these shares and voting power over 846,000 of such shares held by FMR and certain of its wholly-owned Investment Advisors.

(b) In a Schedule 13G dated February 17, 1999, Sanford Bernstein & Co., Inc., 767 Fifth Avenue, New York, New York, a Delaware corporation, reported dispositive power over all these shares, sole voting power over 3,949,530 of such shares and shared voting power, with clients that have appointed an independent voting agent with instructions to vote in the same manner as Sanford C. Bernstein & Co., Inc., with respect to 929,142 of such shares.

(c) In a joint Schedule 13G dated February 3, 1999, Brinson Partners, Inc., a Delaware corporation and registered investment company under section 203 of the Investment Advisors Act of 1940, 209 South LaSalle, Chicago, Illinois, and its indirect parent, UBS AG, a Switzerland corporation and Bank under
    Section 3(a)(6) of the Securities Act of 1933, Bahnhofstrasse 45, 8021, Zurich, Switzerland, reported shared voting and dispositive power over all of the reported shares.

(d) The business address for Mr. Schuchert is c/o Kelso & Company, L.P., 24th Floor, 320 Park Avenue, New York, New York 10022.

(e) Mr. Kampouris is Chairman, President and Chief Executive Officer (a Named Officer) and a director of the Company. Messrs. Hinrichs and Kerckhove are Named Officers and directors of the Company. Messrs. Kissel and Allardyce are Named Officers of the Company and Messrs. Anderson, Mizushima,

    Parsons, Quayle, Roderick and Schuchert are directors of the Company. Mr. Hardymon is a nominee for election as a Class I director at the Annual Meeting.

(f) The business address for the ESOP is c/o American Standard Inc., P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820. Fidelity Management Trust Company is the trustee of the ESOP. Its business address is 400 Puritan Way, Mail Zone-M3F, Marlborough, Massachusetts 01752-3070. As of March 11, 1999, all of the shares held in the ESOP were allocated to ESOP participants, including 203,143 shares allocated to all executive officers of the Company as a group. The number of shares shown for executive officers in the table above includes shares allocated to their accounts in the ESOP. Shares in the ESOP that have been allocated to participants are voted by the ESOP trustee in accordance with the instructions of participants and where no participant instructions are received, such shares are not voted. Unallocated shares are voted by the ESOP trustee in the same proportion as the shares for which instructions are received. Until termination of employment, a participant cannot dispose of shares in his ESOP account. The shares allocated to the Named Officers' ESOP accounts as of March 11, 1999 are as follows: Mr. Kampouris, 12,792 shares; Mr. Kerckhove, 12,416 shares; Mr. Hinrichs, 13,235 shares; Mr. Kissel, 9,055 shares; and Mr. Allardyce, 13,210 shares.

    The number of shares shown for Named Officers and all current directors and executive officers as a group includes currently exercisable options to purchase shares of Common Stock as follows: Mr. Kampouris, 816,666; Mr. Kerckhove, 201,000; Mr. Hinrichs, 203,333; Mr. Kissel, 160,666; Mr.
    Allardyce, 201,000; and all executive officers, 3,555,076.

    The number of shares shown for Named Officers in the Stock Ownership table does not reflect shares of Common Stock issued as part of payouts under the Long-Term Incentive Compensation Plan ("LTIP") and the 1994-1995 Supplemental Incentive Compensation Plan, which shares are held in trust under a trust agreement (the "Executive Trust"). Shares in the Executive Trust are voted by the trustee as directed pursuant to the terms of the LTIP. Until termination of employment, a beneficiary of the Executive Trust cannot dispose of shares credited to his account. Shares of Common Stock in the Named Officers' accounts in the Executive Trust are as follows: Mr. Kampouris, 31,644 shares; Mr. Kerckhove, 14,428 shares; Mr. Hinrichs, 13,830 shares; Mr. Kissel, 6,130 shares; and Mr. Allardyce, 9,750 shares. The shares in Executive Trust accounts for all executive officers as a group total 118,526 shares.

    Also not included above are 22,340 shares of Common Stock held in a similar grantor's trust for the account of certain executive officers earned under an employee incentive plan prior to their becoming officers.

                           1.  ELECTION OF DIRECTORS

     On March 26, 1999, the Board of Directors of the Company amended Section
2.2 of the Amended By-laws of the Company to increase the number of Directors constituting the Board from nine to ten and the number of Directors in Class I to four. The Company's Restated Certificate of Incorporation provides for the Board to be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year term, provided that: (i) the initial term of the Class I Directors expired at the 1996 annual meeting of stockholders and its second term will expire at the 1999 annual meeting of stockholders, (ii) the initial term of the Class II Directors expired at the 1997 annual meeting of stockholders, and (iii) the initial term of the Class III Directors expired at the 1998 annual meeting of stockholders. Accordingly, at the Annual Meeting, the stockholders will vote to elect four Class I Directors for a term expiring in 2002. All directors are elected for their terms and until their successors are duly elected and qualified.

     The Board of Directors has no reason to believe that any of the nominees set forth below will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named in the proxy card as proxy holders, unless otherwise instructed, will vote for the substitute nominee designated by the Board.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting, provided a quorum is present. Abstentions (including broker non-votes) will have no effect on the outcome of the vote.

                                  DIRECTORS(1)

NOMINEES

              NOMINEES FOR ELECTION AS CLASS I DIRECTORS -- TERMS
                        EXPIRING AT 2002 ANNUAL MEETING

JAMES F. HARDYMON -- AGE 64

     Mr. Hardymon joined Textron, Inc., a manufacturing and financial services business, in 1989 as President and Chief Operating Officer. He became Chief Executive Officer in 1992 and assumed the title of Chairman in 1993, served as Chairman and Chief Executive Officer from 1993 to 1998, and continued as Chairman until his retirement in 1999. Prior to his affiliation with Textron, Mr. Hardymon served from 1958 to 1989 in various executive capacities with Emerson Electric Company. He is a director of Air Products and Chemicals, Inc., Championship Auto Racing Teams, Inc., Circuit City Stores, Inc., Fleet Financial Group, Inc., Groupe Schneider SA and Lexmark International, Inc.

HORST HINRICHS -- AGE 65

     Effective January 1, 1998, Mr. Hinrichs assumed the position of Vice Chairman of the Company and American Standard Inc. Prior thereto he was Senior Vice President, Automotive Products, of the Company and American Standard Inc. beginning in December 1990 and Vice President and Group Executive, Automotive Products, from 1987 to 1990. Mr. Hinrichs has served as a director of the Company since March 1991.

GEORGE H. KERCKHOVE -- AGE 61

     Effective January 1, 1998, Mr. Kerckhove assumed the position of Vice President and Chief Financial Officer of the Company and American Standard Inc. Prior thereto he was Senior Vice President, Plumbing Products, of the Company and American Standard Inc. beginning in June 1990 and Vice President and Group Executive of European Plumbing Products from 1988 until June 1990. Mr. Kerckhove has served as a director of the Company since September 1990.

DAVID M. RODERICK -- AGE 74

     Mr. Roderick joined USX Corporation (formerly United States Steel Corporation) in 1959, becoming Chairman of the Board and Chief Executive Officer in 1979, retiring from the latter position in 1989 and from the USX Board in 1994. He is a director of Kelso & Companies, Inc., Chairman and a director of Earle M. Jorgensen Company, and a director of University of Pittsburgh Medical Center. He is also Chairman Emeritus of the U.S. Korea Business Council. Mr. Roderick has served as a director of the Company since June 1994.

---------------

1 All the directors of the Company are also directors of American Standard Inc.
  Ages of directors are given as of March 1, 1999

DIRECTORS CONTINUING IN OFFICE

          CLASS II DIRECTORS -- TERMS EXPIRING AT 2000 ANNUAL MEETING

SHIGERU MIZUSHIMA -- AGE 55

     Since mid 1997, Mr. Mizushima has been self-employed as a business consultant. Prior thereto he was a director and the President and Chief Operating Officer of Daido Hoxan Inc. beginning in April 1993 after the merger of Hoxan Corporation with Daido Sanso Company (a subsidiary of Air Products and Chemicals, Inc.). Prior thereto Mr. Mizushima was President of Hoxan Corporation, a position he held since 1984. Mr. Mizushima has served as a director of the Company since July 1988.

J. DANFORTH QUAYLE -- AGE 52

     Mr. Quayle served as Vice President of the United States from January 1989 to January 1993. Since leaving that office Mr. Quayle has been self employed and served as founding Chairman and a director of Circle Investors, Inc. (an investment planning and consulting firm) until December 1997. He is a director of U.S. Filter Corporation and was Chairman of Campaign America from October 1995 through 1998. Mr. Quayle has served as a director of the Company since September 1993.

JOSEPH S. SCHUCHERT -- AGE 70

     Mr. Schuchert has been Chairman, and until August 1997 also served as Chief Executive Officer, of Kelso & Companies, Inc. since March 1989. Kelso & Companies, Inc. is the general partner of Kelso & Company, L.P. From 1984 to 1989 Mr. Schuchert was managing general partner of Kelso. He is a director of Earle M. Jorgensen Company and has served as a director of the Company since May 1988.

          CLASS III DIRECTORS -- TERMS EXPIRING AT 2001 ANNUAL MEETING

STEVEN E. ANDERSON -- AGE 56

     Mr. Anderson served as National Partner in Charge -- Industries of KPMG Peat Marwick and a member of the firm's Management Committee from November 1990 until he retired in June 1994. Prior thereto his responsibilities have included Partner in Charge of the Boston Audit Department and Managing Partner of the Seattle office. He became a partner of the firm in 1977, having joined the firm in 1967. Mr. Anderson has served as a director of the Company since September 1994.

EMMANUEL A. KAMPOURIS -- AGE 64

     Mr. Kampouris was elected Chairman in December 1993 and President and Chief Executive Officer of the Company and American Standard Inc. in February 1989. Prior thereto he was Senior Vice President, Building Products, from 1984 to February 1989. Mr. Kampouris has served as a director of the Company since July 1988.

ROGER W. PARSONS -- AGE 57

     Mr. Parsons is Chief Executive Officer of Rea Brothers Group PLC ("Rea Brothers Group"), which he joined in 1988 after a career in banking. Rea Brothers Group is a U.K. holding company of subsidiaries engaged in the investment banking business. He also holds directorships in several subsidiaries of Rea Brothers Group. Mr. Parsons has served as a director of the Company since March 1994.

DIRECTORS' FEES AND OTHER ARRANGEMENTS

     Each outside director is paid a fee of $7,500 per calendar quarter and in addition receives $1,000 for attendance at each meeting and reconvened meeting of the Board or committee of the Board of either the Company or American Standard Inc. Beginning on May 6, 1999, Committee chairmen will be paid $2,000 for their attendance at meetings of the committees that they chair. No separate fees are paid for attendance at meetings of the Board or a committee of the Board of American Standard Inc. held on the same day as a meeting of the Board or corresponding committee of the Company. The only directors currently eligible for directors' fees are those who are not employees of the Company or American Standard Inc. They are Messrs. Anderson, Mizushima, Parsons, Quayle, Roderick and, since the 1997 disposition by Kelso ASI Partners, L.P. ("ASI Partners") of its equity investment in the Company, Mr. Schuchert. All directors are reimbursed for reasonable expenses incurred to attend meetings.

     A Supplemental Compensation Plan for Outside Directors ("Supplemental Compensation Plan") was adopted in June 1989 and amended in March 1996 and December 1997. Prior to the 1996 amendment, at the date of their election to the Board, directors were credited with units representing shares of Common Stock. Under the Supplemental Compensation Plan, as amended in 1996, a plan account is established for each participating director consisting of shares of Common Stock equal in number to the units awarded to each director under the Supplemental Compensation Plan prior to its amendment. Shares of Common Stock awarded to directors are delivered to a grantor's trust and held for the benefit of each director, and are voted by the trustee of the trust on behalf of each participating director in accordance with the director's instructions. The plan account for Mr. Mizushima, who became a director prior to January 1, 1993, consisted originally of 6,579 restricted shares and for those participating directors who became Board members subsequent to January 1, 1993, their plan accounts received 5,819 restricted shares each. Persons becoming eligible Board members for the first time after March 1996 will be granted restricted shares of Common Stock equivalent in value to $100,000, calculated at the per-share closing price of Common Stock on the last day such stock is traded on the New York Stock Exchange immediately preceding the date of such Board member's election or eligibility, whichever is later. Pursuant to the December 1997 amendment, directors who are not employees of the Company or any affiliate will have credited to their plan account annually, on the date prior to the Annual Meeting of Stockholders, 500 shares of Common Stock subject to the same restrictions applicable to shares credited to their plan accounts upon becoming a director. The first such annual allocation was made in May 1998. Shares held under the Supplemental Compensation Plan are Mr. Anderson, 6,319; Mr. Mizushima, 7,079; Mr. Parsons, 6,319; Mr. Quayle, 6,319; Mr. Roderick, 6,319; and Mr. Schuchert, 2,674.

     When a participating director ceases to be a member of the Board, he or his beneficiary will receive a distribution of the shares of Common Stock in the director's plan account. Until distributed, assets in the grantor's trust are subject to the claims of creditors of the Company and American Standard Inc. If a participating director is removed for cause, his entire interest in the Plan is forfeited. Employee directors do not participate in the Supplemental Compensation Plan.

     In March 1999, the Company amended its Stock Incentive Plan to make non-employee directors eligible to receive grants of options to purchase shares of Common Stock on the same terms as options are granted to Company employees. Pursuant to the Stock Incentive Plan, non-employee directors have been granted options to purchase 5,000 shares of Common Stock with an exercise price equal to the average of the high and low sale price of the Common Stock as reported on the New York Stock Exchange on February 2, 1999.

COMMITTEES OF THE BOARD

     The Board has standing Executive and Audit Committees and throughout 1998 maintained a Management Development and Nominating Committee (the "MDC"). At its regularly scheduled meeting on March 4, 1999, the Board redesignated the MDC as the "Compensation Committee" and formed the "Strategic Initiative, Management Development and Nominating Committee".

     The Strategic Initiative, Management Development and Nominating
Committee. The members of the Strategic Initiative, Management Development and Nominating Committee are Mr. Roderick (Chairman), and Messrs. Anderson, Kampouris, Parsons and Schuchert. The Committee was created to consider and make recommendations to the Board of Directors with respect to the selection of new candidates for and the reorganization of the Board of Directors, development of a plan of succession for corporate management, including the offices of Chairman, President and Chief Executive Officer of the Company, and any matter dealing with certain extraordinary transactions by the Company and other related matters intended to maximize stockholder value. This Committee will also consider and make recommendations to the Board with respect to candidates for director proposed by stockholders. Pursuant to the Company's Amended By-Laws, nominations by stockholders must be made by written notice, mailed by certified mail, to the Secretary of the Company, and received no later than 50 days prior to the date of the annual meeting. If less than 50 days' advance notice of a meeting of stockholders is given to the stockholders, nominations must be made or delivered not later than the close of business on the seventh day following the day on which the written notice of such meeting was mailed. Nominations must be accompanied by information and background concerning the proposed nominee, including such information as is required by the Company's Amended By-Laws and the proxy rules under the Securities Exchange Act of 1934. The Management Development and Nominating Committee met five times in 1998.

     The Executive Committee. The members of the Executive Committee are Messrs. Kampouris (Chairman), Hinrichs, Kerckhove and Schuchert. The Executive Committee functions when the Board is not in session. It may declare dividends and authorize the issuance of stock, as well as exercise all other powers and authority of the Board of Directors in the management of the business and affairs of the Company. It may not, however, amend the Company's Restated Certificate of Incorporation or Amended By-Laws, adopt agreements of merger or consolidation or propose the sale or other disposition of substantially all of the Company's assets or the dissolution of the Company. The Executive Committee met twice in 1998.

     The Audit Committee. The members of the Audit Committee are Messrs. Parsons, Anderson, Quayle and Roderick. During 1998, Mr. Parsons served as Chairman of the Audit Committee. As of March 4, 1999, Mr. Anderson was appointed to the position of Chairman. The Audit Committee reviews the following: the scope of internal and independent audits; the Company's annual financial statements and Annual Report on Form 10-K; the adequacy of internal controls and recommendations regarding improvements; significant changes in accounting policies; business conduct and conflicts of interest. In addition, the Committee recommends the engagement of independent public accountants, subject to stockholder ratification, and reviews their performance and the reasonableness of their fees. The Committee also reviews major litigation, compliance with environmental standards and the investment performance and funding of the Company's retirement plans. The Audit Committee met three times in 1998.

     The Compensation Committee (formerly the Management Development and Nominating Committee). The members of the Compensation Committee are Messrs. Anderson, Parsons, Quayle and Schuchert. During 1998, Mr. Schuchert served as Chairman of the Committee. As of March 4, 1999, Mr. Parsons was appointed to the position of Chairman. The Compensation Committee reviews and makes recommendations with respect to officers' salaries and employee benefits and administers certain of the Company's employee benefit and compensation plans, including the Company's incentive compensation and stock incentive plans. It also evaluates the quality of management and management improvement programs and techniques.

     The Board of Directors had nine meetings in 1998. All directors attended 75% or more of the combined total number of meetings of the Board of Directors and its respective committees held in 1998 during the period in which they served as Directors or committee members.

                             EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation (based on the appropriate foreign exchange rates, where applicable) for services in all capacities to the Company for 1998, 1997 and 1996 of those persons who were during 1998 the chief executive officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Officers").

                                       SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                  -----------------------------------------   --------------------------------------
                                                                    OTHER
                                                                   ANNUAL      RESTRICTED                              ALL OTHER
           NAME AND                                                COMPEN-       STOCK                       LTIP       COMPEN-
       PRESENT POSITION           YEAR   SALARY(1)    BONUS(2)    SATION(3)   AWARDS($)(4)   OPTIONS(#)   PAYOUTS(5)   SATION(6)
       ----------------           ----   ---------   ----------   ---------   ------------   ----------   ----------   ---------
Emmanuel A. Kampouris.........    1998   $700,000    $2,000,000   $192,145      $     --       250,000    $  720,000   $ 93,052
  Chairman, President &           1997    700,000     1,700,000    240,938            --       200,000            --    244,919
  Chief Executive Officer         1996    683,333     1,500,000    233,905       181,428            --     1,067,222    229,951
George H. Kerckhove...........    1998   $375,000    $  275,000   $  6,386      $     --        33,000    $  297,375   $ 36,589
  Vice President & Chief          1997    375,000       188,000     12,525            --        30,000            --     36,399
  Financial Officer               1996    375,000       125,000      5,863        80,149            --       471,467     27,683
Horst Hinrichs................    1998   $315,215    $  275,000   $  3,434      $     --        36,000    $  244,054   $ 14,400
  Vice Chairman                   1997    322,918       200,000      3,135            --        32,000            --     15,580
                                  1996    310,284       132,000      3,747        75,394            --       443,496     21,542
W. Craig Kissel...............    1998   $300,000    $  250,000   $  6,884      $     --        35,000    $  180,662   $ 18,751
  Senior Vice President           1997    218,750       130,000      7,954            --        36,000            --     14,483
                                  1996    196,667       137,000      5,401        37,400            --       220,000     16,673
Fred A. Allardyce.............    1998   $335,000    $  180,000   $  8,200      $     --        33,000    $  239,019   $ 29,790
  Senior Vice President           1997    310,000       140,000     75,192            --        30,000            --     49,100
                                  1996    306,667       132,000     62,815        59,953            --       352,667     47,012

---------------
(1) Includes amounts deferred by each of the Named Officers under the Savings Plan of American Standard Inc. and Participating Subsidiary Companies (the "Savings Plan").

(2) Represents annual bonus earned for the year reported but paid in the subsequent year. Annual bonuses may be deferred at the election of the recipient.

(3) The amounts shown in 1996, 1997 and 1998 for Mr. Kampouris include allocation of $50,938, $41,204 and $127,375, respectively, of tax consultant fees.

(4) LTIP awards applicable to achievement in excess of 100% of the applicable performance goal are paid in shares of Common Stock, valued at the average price per share during the month of March in the year awarded, and held in the Executive Trust. Amounts for 1996 include the portion of the LTIP award applicable to achievement of the applicable performance goal in excess of 100%.

(5) Amounts for 1998 represent estimates of payments to be made under the LTIP on the basis of estimated achievement of 61% of the 1996-1998 performance goal. No LTIP payments were made in 1997 as the performance goal related to inventory turnover rate for the 1995-1997 performance period was not achieved. Amounts for 1996 represent the cash portion of awards paid under the LTIP, on the basis of achievement of 117% of the 1994-1996 performance goal. Awards for achievement above 100% of applicable performance goals are paid in shares of Common Stock and held in the Executive Trust. LTIP payouts may be deferred at the election of the recipient.

(6) Included in All Other Compensation for 1998 was the following:

                                                      PREMIUMS FOR        ESOP
                                                       TERM LIFE      ALLOCATIONS*
                                                       INSURANCE           $
                                                      ------------    ------------
Emmanuel A. Kampouris...............................    $24,190         $14,400
George H. Kerckhove.................................      6,728          14,400
Horst Hinrichs......................................      6,332          14,400
W. Craig Kissel.....................................      1,394          14,400
Fred A. Allardyce...................................      7,234          14,400

     * Includes matching contributions related to contributions made by Named Officers to the Savings Plan.

     Stock Options. The following table sets forth information concerning stock options granted in 1998, including the potential realizable value of each grant assuming that the market value of the Company's Common Stock appreciates from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the Securities and Exchange Commission for illustrative purposes only and are not intended to predict future prices of the Company's Common Stock, which will depend upon various factors, including market conditions and the Company's future performance and prospects. For example, the option granted to Mr. Kampouris in 1998 would produce the pretax gain in 2008 of $16,247,500 shown in the table only if the market price of the Common Stock rises to $105.77 per share by the time the option is exercised. Based on the number and market price of shares of Common Stock outstanding at year-end 1998, such an increase in the price of the Common Stock would produce a corresponding aggregate pretax gain of more than $5.2 billion for the Company's stockholders. All of the options listed below have exercise prices equal to the fair market value of the Common Stock at the date of grant. One-third of the granted options become exercisable annually in installments beginning one year after the date of grant, subject to acceleration in the event of a change in control of the Company.

                               1998 OPTION GRANTS

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                          ANNUAL RATES
                                   NO. OF     % OF TOTAL                                 OF STOCK PRICE
                                   SHARES      OPTIONS                                  APPRECIATION FOR
                                 UNDERLYING   GRANTED TO   EXERCISE                       OPTION TERM
                                  OPTIONS     EMPLOYEES      PRICE     EXPIRATION   ------------------------
             NAME                 GRANTED      IN 1998*    ($/SHARE)      DATE          5%           10%
             ----                ----------   ----------   ---------   ----------   ----------   -----------
Emmanuel A. Kampouris..........   250,000        17.5%      $40.78       2/2/08     $6,412,500   $16,247,500
George H. Kerckhove............    33,000         2.3        40.78       2/2/08        846,450     2,144,670
Horst Hinrichs.................    36,000         2.5        40.78       2/2/08        923,400     2,339,640
W. Craig Kissel................    35,000         2.4        40.78       2/2/08        897,750     2,274,650
Fred A. Allardyce..............    33,000         2.3        40.78       2/2/08        846,450     2,144,670

---------------
* In 1998, options were granted covering 1,426,000 shares of Common Stock.

     The following table sets forth information concerning the aggregate number of options held and the value of unexercised "in-the-money" options held at December 31, 1998 (the difference between the aggregate exercise price of all such options held and the market value of the shares covered by such options at December 31, 1998). No options held by the Named Officers were exercised in 1998.

                          1998 YEAR-END OPTION VALUES

                                                           OPTIONS VALUE AT 12/31/98
                                                       ----------------------------------
                                                           NUMBER OF          VALUE OF
                                                       SHARES UNDERLYING     UNEXERCISED
                                                          UNEXERCISED       IN-THE-MONEY
                                                          OPTIONS AT         OPTIONS AT
                                                           12/31/98           12/31/98
                                                         EXERCISABLE/       EXERCISABLE/
                        NAME                             UNEXERCISABLE      UNEXERCISABLE
                        ----                           -----------------    -------------
Emmanuel A. Kampouris................................   666,666/383,334     $9,600,000/0
George H. Kerckhove..................................   180,000/ 53,000      2,720,000/0
Horst Hinrichs.......................................   180,666/ 57,334      2,720,000/0
W. Craig Kissel......................................   137,000/ 59,000      2,000,000/0
Fred A. Allardyce....................................   180,000/ 53,000      2,720,000/0

1998-2000 LONG-TERM INCENTIVE COMPENSATION PLAN AWARDS IN 1998

              LONG-TERM INCENTIVE COMPENSATION PERFORMANCE PERIOD

                              NUMBER OF       PERFORMANCE OR           ESTIMATED FUTURE PAYOUTS
                                SHARES         OTHER PERIOD        UNDER NON-STOCK-PRICE-BASED PLANS
                               UNITS OR      UNTIL MATURATION    -------------------------------------
           NAME              OTHER RIGHTS       OR PAYOUT        THRESHOLD      TARGET       MAXIMUM
           ----              ------------    ----------------    ---------    ----------    ----------
Emmanuel A. Kampouris......      (a)          1/98-12/00         $595,000     $1,190,000    $4,760,000
George H. Kerckhove........      (a)          1/98-12/00          243,750        487,500     1,950,000
Horst Hinrichs.............      (a)          1/98-12/00          201,750        403,500     1,614,000
W. Craig Kissel............      (a)          1/98-12/00          195,000        390,000     1,560,000
Fred A. Allardyce..........      (a)          1/98-12/00          217,750        435,500     1,742,000

---------------
(a) Awards are denominated in dollars (based on December 31, 1998 foreign exchange rates, where applicable).

     The above table shows the contingent target awards, based on 1999 salary levels, established in 1998 for each Named Officer with respect to the 1998-2000 LTIP performance period. The targets set for the 1998-2000 LTIP performance period are based on the achievement by the end of such performance period of predetermined company-wide levels of average inventory turnover rates, a percentage of earnings (before interest and taxes) to sales, and a productivity improvement factor. The thresholds reflect 50% of the target awards; if the threshold level of average inventory turnover or percentage of earnings to sales for the performance period is not achieved, no payout is made. The maximum payout is four times the target award and may be realized by achievement of average inventory turnover at a substantially increased rate, by a combination of an increase in average inventory turnover and/or percentage of earnings to sales above the threshold performance levels, plus, in either case, a significant improvement in productivity above levels established in connection with management's regular annual management plan.

     Contingent awards are based on a participant's average annual base salary during participation in the performance period, subject to prorated adjustment to reflect the duration of participation in the period. At the end of a performance period, a payment in cash or Common Stock of the Company, or a combination thereof, is made on the basis of the achievement of the goal. Termination of employment may result in forfeiture or proration of the award, depending on the nature of the termination. A plan participant may defer payment of his award. Payment of awards will not be made or will be deferred if an event of default under American Standard Inc.'s loan agreements or debt indentures has occurred or will occur as a result of such payment. In the event of a change of control (as defined in the LTIP) during the performance period, the performance period shall end and each participant shall be entitled to receive 100% of his target award in cash.

     Shares of Common Stock distributable to LTIP participants are delivered for their benefit to the Executive Trust. Distribution of a participant's account is made on the termination of his employment with the Company, or earlier at the discretion of the Compensation Committee. Until distribution, assets of the Executive Trust are subject to the claims of creditors of the Company or American Standard Inc. Shares of Common Stock held by the Executive Trust are voted by the trustee in accordance with the terms of the governing trust agreement.

RETIREMENT PLANS

  TERMINATED PLAN

     As a result of the change of control of American Standard Inc. in 1988, the retirement plan of American Standard Inc. covering its U.S. salaried employees was terminated as of June 30, 1988. Thereafter, the accrued benefits of all participants through that date, all of which vested, are provided through annuities purchased with the assets of the terminated plan (the "Terminated Plan"). There were no further benefit accruals under the Terminated Plan after June 30, 1988.

     The annual retirement annuities that are payable to Named Officers, assuming retirement at age 65 and no election of a joint and survivor option, and after giving effect to an offset for Social Security benefits, are as follows: Mr. Kampouris, $90,662; Mr. Kerckhove, $109,828; Mr. Hinrichs, $72,945; Mr. Kissel, $4,336; and Mr. Allardyce, $25,764.

  SUPPLEMENTAL RETIREMENT PLAN

     American Standard Inc. currently maintains a supplemental retirement plan (the "Supplemental Retirement Plan") for most of its executive officers, including all of the Named Officers, with benefits payable in the form of a single lump sum settlement that supplements, on the basis of a formula, their annual retirement benefits (if any) under the Terminated Plan.

     The table below shows the annualized target Supplemental Retirement Plan benefit payable for life to a participant from normal retirement date (age 65) based on years of service and covered compensation. Upon retirement, a participant in the Supplemental Retirement Plan will receive a single lump sum payment equal to the present value of the applicable annual amount reflected in the table below over the life expectancy of the retiree, after taking into account all of the offsets described below. If a participant dies after his Supplemental Retirement Plan benefit vests but before he receives such benefit, his spouse is entitled to Plan benefits, but in a reduced amount.

               HIGHEST 3-YEAR                                  YEARS OF SERVICE
               AVERAGE ANNUAL                   -----------------------------------------------
                COMPENSATION                       10          20           30           40
               --------------                      --          --           --           --
$ 250,000....................................   $100,000   $  125,000   $  150,000   $  150,000
   500,000...................................   $200,000   $  250,000   $  300,000   $  300,000
   750,000...................................   $300,000   $  375,000   $  450,000   $  450,000
 1,000,000...................................   $400,000   $  500,000   $  600,000   $  600,000
 1,250,000...................................   $500,000   $  625,000   $  750,000   $  750,000
 1,500,000...................................   $600,000   $  750,000   $  900,000   $  900,000
 1,750,000...................................   $700,000   $  875,000   $1,050,000   $1,050,000
 2,000,000...................................   $800,000   $1,000,000   $1,200,000   $1,200,000

     The Supplemental Retirement Plan benefits are based on credited years of service and average annual compensation for the highest three calendar years of the final ten calendar years of employment (not exceeding 60 percent of average annual compensation for such years of service) and are reduced by an offset consisting of certain other retirement benefits, including amounts payable under the Terminated Plan, two times the value of the cumulative basic Company contributions to the executive officer's ESOP account, and Social Security benefits. Benefits under the Supplemental Retirement Plan are vested after five years of service or employment continuation through age 65. Compensation used in determining Supplemental

Retirement Plan benefits (covered compensation) includes only salary and bonus reflected in the Summary Compensation Table above. No covered compensation of any Named Officer differs by more than 10% from the salary and bonus set forth in the Summary Compensation Table.

     As of December 31, 1998 the years of credited service under the Supplemental Retirement Plan for the Named Officers are as follows: Mr. Kampouris, 33 years; Mr. Kerckhove, 37 years; Mr. Hinrichs, 40 years; Mr. Kissel, 17 years and Mr. Allardyce, 22 years.

     Minimum accrued annual benefits have been established under the Supplemental Retirement Plan for certain Named Officers which, after giving effect to offsets, are estimated as follows: Mr. Kampouris, $427,000; Mr. Kerckhove, $37,000 and Mr. Hinrichs, $143,000.

CORPORATE OFFICERS' SEVERANCE PLAN

     A severance plan for executive officers (the "Officers' Severance Plan") was established in 1991. The Officers' Severance Plan provides that any participant whose employment is involuntarily terminated by American Standard Inc. without "Cause" (as defined in the Officers' Severance Plan) or who leaves American Standard Inc. for "Good Reason" (as defined in the Officers' Severance
Plan) shall be paid an amount equal to the sum of two (three, in the case of the Chief Executive Officer) times such participant's annual base salary at the rate in effect at the time of termination, a proration of the then Annual Incentive Plan target award (described below) and one (two, in the case of the Chief Executive Officer) times such target award. In addition, group life, accident and disability insurance coverage, as well as group medical coverage, will be continued for up to 24 months (36 months, in the case of the Chief Executive Officer) following such officer's termination. The Named Officers are participants in the Officers' Severance Plan.

                         COMPENSATION COMMITTEE REPORT
              ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The Company's compensation program for its executive officers is administered and reviewed by the Compensation Committee (formerly the Management Development and Nominating Committee; the "Committee") of the Board of Directors. This program, and each of its components, was developed with the assistance of outside consultants. The Committee periodically reviews the Company's compensation program in light of appropriate competitive practices in the United States.

COMPENSATION PHILOSOPHY

     In determining the compensation payable to the Company's executive officers, it is the basic philosophy of the Committee that the total annual compensation for these individuals should be at a level which is competitive with the marketplace in companies of similar size for positions of similar scope and responsibility. In determining the appropriateness of compensation levels, the Committee annually reviews the Company's compensation policies and nationally recognized compensation surveys, principally Hewitt Associates Management Compensation Services Project 777 which is a comparison of fixed and variable annual compensation based upon a corporation's sales.

     The key elements of the total annual compensation for executive officers consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation, stock options and other long-term incentive awards. It is the Committee's objective that a significant portion of an executive's total annual compensation be contingent upon the attainment of one or more performance objectives.

COMPONENTS OF EXECUTIVE COMPENSATION

  BASE SALARY

     The Committee establishes each officer's base salary by comparison to competitive market levels for the executive's position and responsibilities, based on the above-referenced compensation surveys. In keeping with its objective that a significant portion of an executive's compensation be variable and performance-related in nature, based salaries are generally set below the average of competitive marketplace rates for each position. While some exceptions exist, for the most part base salaries for executive officers (including the Chief Executive Officer) were below the average base salary reported for similar positions in the above-referenced compensation surveys.

  ANNUAL INCENTIVE COMPENSATION

     Annual bonuses are based upon various factors, including corporate, operating unit and individual performance during the preceding calendar year. For executive officers other than the Chief Executive Officer, the Committee establishes target awards based on a percentage of salary for each participant, the total of which determines an initial pool available for bonus payments for the year. (As is described in greater detail below, the annual bonus paid to the Chief Executive Officer is determined at the discretion of the Committee following the end of the fiscal year). An operating plan is established annually which sets goals for overall corporate performance relating to earnings (before interest and taxes) and cash flow. At year end, corporate performance is compared to these goals to determine the percentage of the established goals attained. This percentage is then applied to the initial bonus pool to determine the amount available for annual bonuses. The actual bonus amount paid to each participant, including the executive officers, from this available pool is based upon management's and the Committee's subjective evaluation of individual performance criteria and operating group performance, where appropriate.

     For 1998, corporate performance was above the levels of operating performance targeted in the operating plan. Accordingly, the amount credited by the Committee to the bonus pool for distribution as annual bonuses for 1998 was above targeted levels.

  LONG-TERM INCENTIVE COMPENSATION AWARDS

     Executive officers of the Company also participate in the Company's Long-Term Incentive Compensation Plan ("LTIP"), the 1996-1998 Supplemental Incentive Compensation Plan, and the 1997-1999 Supplemental Incentive Compensation Plan (modified in 1998 as the 1997-2000 Supplemental Incentive Compensation Plan) which provide such individuals with additional incentive compensation based upon the achievement of various corporate performance goals.

     Incentive payments, the amounts of which have not yet been determined, will be awarded to executive officers with respect to fiscal year 1998 under the Company's LTIP for the 1996-1998 performance period, based upon the achievement of company-wide goals relating to inventory turnover rates and the earnings margin rate for 1998. The target amounts range from 120% to 170% of an executive's average base salary during the participation period, based upon the individual's position. If a minimum threshold level of performance is not reached, no payments are made for the performance period. A maximum payment of twice the target award may be made for performance substantially above target levels. Beginning with periods ending December 31, 1999, a maximum payment of up to four times the target award may be earned based upon the achievement of certain additional productivity improvement goals.

     Effective January 1, 1996, the Company implemented the 1996-1998 Supplemental Incentive Compensation Plan under which executive officers were granted awards contingent on the Company's achievement of certain targets. No payments will be made under the 1996-1998 Supplemental Incentive Compensation Plan because the stretch threshold targets established for this plan were not achieved.

     Effective May 1, 1997, the Company implemented the 1997-1999 Supplemental Incentive Compensation Plan under which executive officers were granted awards contingent on the Company's achievement of certain targets. In 1998, this plan was modified to establish a new threshold target and to extend the plan period through December 31, 2000. No payments will be made under this Supplemental Incentive Compensation Plan unless the threshold targets established for the LTIP 1998-2000 performance period are achieved. If those targets are met, payments equal to 50% of the actual award under the LTIP 1997-1999 performance period will be made if a certain pre-determined threshold of earnings per share is reached for the year 2000. The amount of such payments will be adjusted upward to reflect performance exceeding the threshold to a maximum amount equal to the maximum amount payable under the LTIP 1998-2000 performance period. The payment of these awards is generally contingent upon continued employment, and will be made, if at all, 50% in Common Stock and 50% in cash.

     Additionally, the Company has established an equity-based compensation plan under which the Committee may award stock options, restricted stock and other performance-based awards to executive officers beginning in fiscal year 1995. During 1998 stock options were granted to each executive officer, the amount of which was based on the 1997 performance of the individual and his/her business group.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  BASE SALARY

     Consistent with the above-stated policies, Mr. Kampouris' base salary for 1998 was 16% below the average base salary payable for chief executive officers for companies having comparable sales. Mr. Kampouris received no increase in base salary during 1998 and, in keeping with the objectives of the Committee to emphasize variable compensation, he has had only two increases in base salary since becoming Chief Executive Officer of the Company in 1989.

  ANNUAL INCENTIVE COMPENSATION

     Consistent with past practices for paying compensation to the Company's Chief Executive Officer, Mr. Kampouris received a bonus for 1998 services of $2 million which was determined based on the Committee's subjective determination of his performance and that of the Company during 1998.

  LONG-TERM INCENTIVE COMPENSATION

     It is expected that Mr. Kampouris will receive long-term incentive payments under the LTIP for the performance period ended in 1998 based on the same factors and considerations that apply to executive officers generally.

COMPLIANCE WITH SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly-traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria. The regulations under
Section 162(m) generally provided an exemption from the provisions of Section 162(m) for a period following a Company's transition to a public company with respect to compensation paid under pre-existing plans. Therefore, compensation payable pursuant to those plans in existence at the time the Company went public was not subject to Section 162(m). As Section 162(m) will apply to any newly established plans, the Company did obtain shareholder approval of the 1996-1998 Supplemental Incentive Compensation Plan, and of the 1997-1999 Supplemental Incentive Compensation Plan, in order to ensure that any compensation paid thereunder will be deductible. In addition, in compliance with Section 162(m) requirements, the Company will be seeking shareholder approval of the Company's Long-Term Incentive Compensation Plan, which had heretofore last been approved prior to the 1995 Initial Public Offering. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m), but reserves the right to pay amounts which are not deductible in appropriate circumstances.

                                          Joseph S. Schuchert, Chairman
                                          Steven E. Anderson
                                          Roger W. Parsons
                                          J. Danforth Quayle

PERFORMANCE GRAPH

     Performance Comparison. The following graph and table compare the cumulative total stockholder return on the Company's Common Stock from February 3, 1995, the date of the initial public offering of the Common Stock, through December 31, 1998 with the Standard & Poor's 500 Stock Index and the Standard & Poor's Manufacturing (Diversified Industrials) Index (neither of which include the Company), using data supplied by the Compustat Services unit of Standard & Poor's Corporation. The comparisons reflected in the graph and table, however, are not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the Common Stock and each index on February 3, 1995 and the reinvestment of all dividends.

                           TOTAL SHAREHOLDER RETURNS

                                                                                                       MANUFACTURING (DIVERSIFIED
                                               AMERICAN STANDARD CO INC          S&P 500 INDEX                INDUSTRIALS)
                                               ------------------------          -------------         --------------------------
3Feb95                                                  100.00                      100.00                       100.00
Mar95                                                   123.75                      104.83                       107.35
Jun95                                                   136.88                      114.84                       118.61
Sep95                                                   147.50                      123.97                       125.98
Dec95                                                   140.00                      131.43                       152.32
Mar96                                                   146.25                      138.48                       168.83
Jun96                                                   165.00                      144.70                       177.98
Sep96                                                   171.25                      149.17                       170.92
Dec96                                                   191.25                      161.61                       188.28
Mar97                                                   225.00                      165.94                       173.25
Jun97                                                   223.75                      194.91                       202.10
Sep97                                                   200.63                      209.51                       228.50
Dec97                                                   191.56                      215.52                       228.00
Mar98                                                   229.38                      245.59                       264.26
Jun98                                                   223.44                      253.70                       242.43
Sep98                                                   131.88                      228.46                       176.94
Dec98                                                   180.00                      277.12                       217.51

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Schuchert, a director of the Company and American Standard Inc., is a member of the Compensation Committee of the Company's Board of Directors. He is Chairman of Kelso & Companies, Inc. (the general partner of Kelso & Company, L.P.) and until February 28, 1998 was a general partner of Kelso American Standard Partners, L.P., the general partner of ASI Partners.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Pursuant to a Stock Disposition Agreement dated December 16, 1996, during the first half of 1997 Kelso ASI Partners, L. P. disposed of all of the shares it owned of the Company's Common Stock. In connection with the Stock Disposition Agreement, Kelso ASI Partners, L. P. received from the Company warrants (the "Warrants") to purchase three million shares of Common Stock at a purchase price of $55 per share, expiring February 18, 2002, which Warrants are currently exercisable. Mr. Schuchert, a director of the Company and American Standard Inc. and member of the Compensation Committee, until February 28, 1998 was a general partner of Kelso American Standard Partners, L.P., the general partner of Kelso ASI Partners, L. P.

     Mr. Schuchert is the Chairman of Kelso & Companies, Inc. Mr. Schuchert, a director of the Company, formed a general partnership, SW Investment Associates ("SW Associates"), which in 1996 acquired a 75% equity interest in BSG Laboratories Inc., a company developing audio speaker systems and technology ("BSG"), for $6 million and commitments to provide, arrange for or guarantee certain aggregate indebtedness of BSG up to $9 million. Among the investors in SW Associates is a limited partnership (the "Limited Partnership") of which American Standard Inc. is the general partner and the limited partners are certain executive officers and former executive officers of American Standard Inc., who agreed in April 1995 to invest in SW Investment Associates. The Limited Partnership and Mr. Schuchert are each general partners of SW Associates and each own approximately a 33% interest therein. The Limited Partnership has invested approximately $1.9 million in SW Investment Associates, of which American Standard Inc. has invested $1.6 million and Mr. Kampouris and 14 other officers and former officers of American Standard Inc. have invested $120,000 and, collectively $195,000, respectively. In addition, American Standard Inc. as general partner of the Limited Partnership currently guarantees approximately $6.9 million of BSG bank borrowings, which amount represents approximately 33% of BSG's $21 million of total bank borrowings.

     Mr. Anderson, a director of the Company and member of the Compensation Committee, is developing a leadership program for the Company's local managers in the Peoples Republic of China. For his services, the Company has agreed to pay Mr. Anderson $50,000 plus reimbursement for certain travel and living expenses which, in 1998, totaled $5,753. This arrangement with Mr. Anderson was approved by the Board of Directors of the Company and determined to be in the interest of the Company and not in conflict with Mr. Anderson's position as Chairman of the Audit Committee.

     Mr. Mizushima, a director of the Company, in March 1999 completed his services to the Company under a one-year consulting agreement to investigate opportunities for the Company to market its medical diagnostic products in Japan. For his services under the agreement, Mr. Mizushima received $50,000. The consulting agreement and payment to Mr. Mizushima for his services thereunder was approved by the Board of Directors.

     Fidelity Management Trust Company ("Fidelity") is the owner of record of the shares of Common Stock held by the ESOP, a 17% beneficial owner of the Company's shares. The Company paid Fidelity approximately $322,890 in 1998 for services in connection with administering the Company's ESOP and American Standard Inc.'s Savings Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, certain of its officers, and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1998, except that Mr. Kampouris purchased 5,000 shares of Common Stock on June 24, 1998, which purchase was reported on July 23, 1998 and Mr. Canizares exercised Company granted options and sold 13,800 shares of Common Stock on February 20, 1998 which sale was reported on March 12, 1998.

                      2.  APPROVAL OF LONG-TERM INCENTIVE
                               COMPENSATION PLAN

     On the recommendation of the Compensation Committee, the Board previously adopted the Long-Term Incentive Compensation Plan (the "LTIP") and is currently seeking stockholder approval of the LTIP to permit award payments to Named Officers under the plan to be deductible by the Company for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code. The LTIP is intended to provide the Company's Executive Officers the opportunity to earn incentive compensation, principally in the form of cash, upon achievement by the Company of three-year performance goals, established at the beginning of each such three-year period by the Compensation Committee and in accordance with amounts prescribed under the plan.

     Target awards under the LTIP range from 120% to 170% of an Executive Officer's average base salary during a performance period. The performance goals set for each three-year LTIP performance period are based on the achievement by the end of such performance period of predetermined company-wide levels of average inventory turnover rates and a percentage of earnings (before interest and taxes) to sales. If the minimum threshold level of average inventory turnover or percentage of earnings to sales for the performance period is not achieved, no payout is made. If the threshold levels of inventory turnover rate and percentage of earnings to sales are met, 50% of the target awards is payable, and amounts up to 200% of the target awards are payable based upon achievement of the performance goals above the threshold levels. In addition, the amount payable as a result of achievement of the performance goals will be increased by an amount determined by applying a multiplier, ranging from 1.0 to 2.0, to the earned amount of the target award (i.e. from no increase up to a doubling of the applicable award amount). The applicable amount of the multiplier will be based upon achievement, by operating group, of productivity improvements that are substantially above those established in connection with management's annual management plan, with the multiplier for Corporate Executives being the average of the multiplier applied to all operating groups. Therefore, the maximum potential LTIP payout is four times the target award. In the discretion of the Compensation Committee, the amount of earned awards in excess of 100% of the target awards may be paid in shares of Common Stock. A table showing LTIP awards made in 1998 is set forth in this Proxy Statement under the heading "Executive Compensation -- 1998-2000 Long-Term Incentive Compensation Plan Awards in 1998".

     Shares of Common Stock distributable to LTIP participants are delivered for their account to the Executive Trust. Distribution of a participant's Executive Trust account is made on the termination of his employment with the Company, or earlier at the discretion of the Compensation Committee. Until distribution, assets of the Executive Trust are subject to the claims of creditors of the Company or American Standard Inc. Shares of Common Stock held by the Executive Trust are voted by the trustee in accordance with the terms of the governing trust agreement.

     Contingent awards are based on a participant's average annual base salary during participation in the performance period, subject to prorated adjustment to reflect the duration of participation in the period. Termination of employment may result in forfeiture or proration of the award, depending on the nature of the termination. A plan participant may defer payment of his award. Payment of awards will not be made or will be deferred if an event of default under American Standard Inc.'s loan agreements or debt indentures has occurred or will occur as a result of such payment. In the event of a change of control (as defined in the LTIP) during the performance period, the performance period shall end and each participant shall be entitled to receive, in cash, 100% of his target award increased by the maximum productivity multiplier.

     Approval of the LTIP requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting, provided a quorum is present (a majority of the shares entitled to vote at the meeting). Abstentions may be counted as votes against the proposal; broker non-votes will not affect the outcome of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE LONG-TERM INCENTIVE COMPENSATION PLAN.

                       3. RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has re-appointed, in accordance with the recommendations of its Audit Committee, the names of whose members appear on page 8, Ernst & Young LLP as independent Certified Public Accountants to examine the consolidated financial statements of the Company for the year 1999 upon such terms as are fixed by the Board of Directors. The Board of Directors recommends that such appointment be ratified by the stockholders. If the appointment of Ernst & Young LLP is not ratified by stockholders, the Board of Directors and the Audit Committee will give consideration to the appointment of other independent certified public accountants. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if desired, and will also be available to respond to appropriate questions.

2000 STOCKHOLDER PROPOSALS

     Any proposal a stockholder wishes to submit in accordance with the proxy rules of the Commission for inclusion in the Company's 2000 proxy statement must be received by the Company at its executive offices at the same address set forth on page 2 of this Proxy Statement no later than December 7, 1999. In addition, proposals by stockholders are subject to the provisions of the Company's Amended By-Laws, which may not be read to shorten the time period set forth in the proxy rules for inclusion of stockholder proposals in proxy materials prepared by the Company under the Securities Exchange Act of 1934. In accordance with the Company's Amended By-Laws, stockholder proposals intended for presentation at the 2000 Annual Meeting of Stockholders that are not intended to be considered for inclusion in the Company's proxy statement must be made by written notice, mailed by certified mail, to the Secretary of the Company, and received no later than 50 days prior to the date of the 2000 Annual Meeting. If less than 50 days' advance notice of a meeting of stockholders is given to the stockholders, proposals must be made or delivered not later than the close of business on the seventh day following the day on which the written notice of such meeting was mailed.

              4.  OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Board of Directors of the Company is not aware of any other matters to be presented for action at the meeting. However, if any such other matters are presented, it is the intention of the proxy holders named in the enclosed form of proxy to vote on such matters in accordance with their discretion.

                                          By order of the Board of Directors,
                                          /s/ Richard A. Kalaher
                                                    RICHARD A. KALAHER
                                             Vice President, General Counsel
                                                      and Secretary

March 29, 1999

AMERICAN STANDARD COMPANIES INC.                   PROXY/VOTING INSTRUCTION CARD
--------------------------------------------------------------------------------
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 6, 1999. The undersigned hereby appoints Emmanuel
A. Kampouris, George H. Kerckhove and Richard A. Kalaher, and each of them, proxies, with full power of substitution, to vote all the shares of Common Stock of the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 6, 1999 at 10:00 A.M. (EDT) at the DoubleTree Hotel, Somerset Ballroom, 200 Atrium Drive, Somerset, New Jersey, and at any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote for the election of all listed nominees, in accordance with the Directors' recommendations on the other matters listed below and on the reverse side of this card and in their discretion on any other matter that may properly come before the meeting. No matter to be voted upon is related to or conditioned on the approval of any other matter.


                                      Sign here as name(s) appear to the left.


                                      ----------------------------------------



                                      ----------------------------------------
                                      Please sign this proxy and return it
                                      promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.


           Please fold and detach card at perforation before mailing.

                                      Date:                              , 1999
                                           ------------------------------



Your vote for the election of Directors should be indicated on the reverse side of the above proxy card. Nominees for Class I Directors (to serve until the 2002 Annual Meeting) are: James F. Hardymon, Horst Hinrichs, George H. Kerckhove and David M. Roderick. Your vote on the approval of the Long-Term Incentive Compensation Plan and on the ratification of auditors should also be indicated on the reverse side of the proxy card.

Your vote is important! Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope or otherwise to Corporate Election Services, P. O. Box 3230, Pittsburgh, PA 15230, so that your shares can be represented at the meeting.

|X|  Please mark your votes as in this example.

Please sign, date and return this proxy/voting instruction card promptly in the enclosed postage-paid envelope. The Board of Directors recommends a vote FOR all nominees for director and FOR Proposals 2 and 3. If no directions are given on any item, the proxies will vote in accordance with the Board of Directors' recommendations. To vote for all director nominees, mark the "FOR All Nominees" box in Item 1. To withhold voting for all nominees, mark the "WITHHOLD" box. To withhold voting for a particular nominee, mark the "FOR All Except" box and cross out the name of the nominee(s).

1.   Election of Directors       Nominees:  James F. Hardymon, Horst Hinrichs, George H. Kerckhove and David M. Roderick.

           |_|  FOR All Except            |_| FOR All Nominees            |_|  WITHHOLD AUTHORITY
                                                                               to vote for all nominees above

                                                                             FOR       AGAINST       ABSTAIN

2.   Approval of the Long-Term Incentive Compensation Plan. ...............  |_|         |_|           |_|

3.   Proposal to ratify the appointment of Ernst & Young LLP as
     Independent Certified Public Accountants for 1999. ...................  |_|         |_|           |_|

           Please fold and detach card at perforation before mailing.